                                                                    Exhibit 10.2





                              CONSULTING AGREEMENT


       This Consulting Agreement (this "Consulting Agreement") is entered into and is effective as of this _______ day of ____________, 1997 (the "Effective Date"), by and between Patrick R. McDonald, individually ("Consultant"), and Interenergy Corporation, a Colorado corporation ("Interenergy").

                                    RECITALS

       WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of August 25, 1997, as it may be amended from time to time (the "Merger Agreement"), by and among K N Energy, Inc. ("KNE"), KN Acquisition Company and Interenergy, the execution of this Consulting Agreement is a condition precedent to the consummation of the Merger (as defined in the Merger Agreement);

       WHEREAS, Interenergy desires to engage Consultant to perform certain consulting services, as described more fully and on the terms set forth herein; and

       WHEREAS, Interenergy and Consultant have agreed to extend the maturity of certain indebtedness owed by Consultant to Interenergy Resources Corp. ("IRC"), a wholly-owned subsidiary of Interenergy;

       NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties agree as follows:


                                   AGREEMENTS

       Section 1. Engagement/Term. Interenergy hereby engages Consultant as a consultant to perform the Services (as defined below) for the period of time commencing on the Effective Date and ending on the second anniversary thereof (the "Term") and Consultant hereby agrees to perform the Services for the Term.

       Section 2.    Services to be Performed.

              a. Consultant shall perform such services as shall be mutually agreed by Consultant and Interenergy (the "Services"), which Services may include: (i) rendering advice to Interenergy in connection with its natural gas gathering and marketing operations; (ii) rendering advice to Interenergy in connection with potential mergers, acquisitions and divestitures; (iii) rendering advice to Interenergy on strategic planing; and (iv) such other services as shall be mutually agreed by Consultant and Interenergy. Consultant shall report directly to the Vice President of Business Operations of KNE.

              b. Consultant agrees to devote the time necessary to perform the Services but shall not be required to perform the Services on a full-time basis.

              c. Interenergy expressly acknowledges that Consultant is not required to work exclusively for Interenergy or any of its affiliates and may engage in such other activities on his own and on behalf of third parties so long as such activities do not conflict with or violate the provisions of this Consulting Agreement.

              d. Consultant shall perform the Services in a good and workmanlike manner, in accordance with all industry standards.

              e. Consultant shall not subcontract the performance of any of the Services.

       Section 3.    Compensation.

              a.     Consulting Fees.

                     i. Beginning on the Effective Date, and ending on March 31, 1998 (the "Initial Period"), Consultant shall receive a monthly consulting fee, payable on the Effective Date and on the first day of each month thereafter during the Initial Period, of $15,000 per month, pro rated to reflect the length of any partial months contained in the Initial Period.

                     ii. From the end of the Initial Period until expiration of the Term hereof or the earlier termination of this Consulting Agreement as provided in Section 22 (the "Subsequent Period"), Consultant shall receive a monthly consulting fee, payable on the first day of each month, of $8,333.34 per month, pro rated to reflect the length of any partial months contained in the Subsequent Period.

              b. Benefits. During the Initial Period, Interenergy shall provide without cost to Consultant comparable medical, dental, disability and life insurance benefits as are generally available from time to time to senior executives of KNE, and all membership fees, dues and subscriptions relating to the organizations to which Consultant has historically belonged and publications that Consultant historically has received, as listed on Schedule 3(b) to this Consulting Agreement. Interenergy acknowledges that the Annually Renewable Term Life Insurance Policy, Policy No. 3762433, issued in the name of Consultant by The Guardian Life Insurance Company of America has been paid by Interenergy through May 25, 1998, and agrees that such policy shall remain in effect through such date.

              c. Automobile. Interenergy shall provide without cost to Consultant the continued use of the automobile currently used by Consultant and provided to Consultant by Interenergy prior to the Merger from the date hereof through February 2, 1999, the date on which the lease on such automobile expires. In addition, Interenergy shall pay for all maintenance and insurance incurred in connection with Consultant's use of such automobile.

              d. No Withholding. Interenergy shall not be required to make any tax or other withholdings for any payments to Consultant, all of which shall be Consultant's responsibility. Consultant shall be solely and completely responsible for payment of any and all Federal, State or local taxes, fees or assessments.

       Section 4.    Consultant Property.   During the Initial Period and the
Subsequent Period, Consultant may use without cost to Consultant the items listed in Section I of Schedule 4.0 to this Consulting Agreement. At or before the end of the Subsequent Period, Consultant may purchase from Interenergy all or any of the items listed in Section I of Schedule 4.0 by paying to Interenergy a price not less than the fair market value of such items, as mutually agreed by Consultant and Interenergy. In addition, during the Initial Period, Consultant may use without cost to Consultant the items listed in Section II of Schedule
4.0. At or before the end of the Initial Period, Consultant may purchase from Interenergy all or any of the items listed in Section II of Schedule 4.0 by paying to Interenergy a price not less than the fair market value of such items, as mutually agreed by Consultant and Interenergy.


       Section 5.    Office Space/Support Services/Expense Reimbursement.

              a. During the Initial Period, Interenergy shall make available to Consultant the office space occupied by Consultant and by his secretary prior to the Effective Date, together with all furniture, fixtures, office equipment and other personal property used by Consultant and his secretary prior to the Effective Date, which are itemized in Section II of Schedule 4.0. During the Subsequent Period, Interenergy shall provide Consultant with reasonable access to its offices, personnel, and resources as required in connection with Consultant's performance of the Services.

              b. During the Initial Period, Interenergy shall promptly reimburse Consultant for all reasonable expenses which are necessary and incurred in the performance of the Services, including expenses for office supplies, utilities, normal operational overhead, entertainment, travel, seminars and the like, and for Consultant's secretarial help in an amount not to exceed $2,333 per month. During the Subsequent Period, Interenergy shall promptly reimburse Consultant for all reasonable expenses which are necessary and incurred by Consultant in the performance of the Services, including expenses for entertainment, travel, seminars and the like, but not including expenses for secretarial help, office supplies, utilities or normal operational overhead.

       Section 6. Agreement Regarding Aircraft. On or before the Effective date, Consultant shall execute the Aircraft Stock Pledge Agreement in favor of KNE attached hereto as Exhibit C pursuant to which Consultant shall pledge to KNE the number of shares of common Stock of KNE specified therein and owned by Consultant, as security for the repayment of the indebtedness of McDonald Energy LLC to Interenergy in the original principal amount of $194,000, together with simple interest thereon at 8% per annum and all other amounts which may become due to Interenergy under the promissory note evidencing such indebtedness (the "Aircraft Promissory Note") in accordance with the terms thereof. A copy of the Aircraft Promissory Note is attached hereto as Exhibit D.

       Section 7.    Covenants of Consultant.

              a.     Confidentiality Covenant.

              i. Consultant covenants and agrees that he will not at any time during the Term hereof and for the period of time ending on the later to occur of (A) the expiration of the Term hereof or the earlier termination of this Consulting Agreement pursuant to Section 22 hereof and (B) the date on which all amounts due and owing by Consultant under the Amended and Restated Promissory Note (defined below) have been repaid in full, (which time period shall be referred to herein as the "Covenant Term") reveal, divulge, or make known to any person any "Confidential Information" (defined below) made known to Consultant by reason of his affiliation with Interenergy or any affiliate or subsidiary of Interenergy, including, without limitation, KNE because of matters relating to the Merger Agreement or Consultant's performance of the Services.

              ii. Confidential Information. For the purposes of this Agreement, Confidential Information shall mean any and all information obtained by Consultant from or during Consultant's affiliation with Interenergy or any of its subsidiaries or affiliates, which information concerns the business affairs of Interenergy (which includes its affiliates, as well, and specifically includes, without limitation,

              KNE), and which Interenergy or KNE has requested be held in confidence or could reasonably be expected to desire be held in confidence, including without limitation, any factual information, plan, strategy, data base, process, operational method, procedure or customer list which is proprietary to Interenergy or KNE, or which Consultant knows, or reasonably should know, is intended to be or is, used in the business of Interenergy or KNE, [or which gives or may give Interenergy or KNE an advantage over competitors who do not know of or use such Confidential Information.] Confidential Information shall not include: (A) information that, at the time of disclosure, is in the public domain or is otherwise generally known in the natural gas industry or enters the public domain or becomes generally known in the natural gas industry through no fault or action of Consultant, (information shall not be deemed in the public domain or generally known because it is known by Consultant, or any past, present or future employee, officer or director of either Interenergy or KNE); and (B) information that at any time is received in good faith by Consultant from a third party who, to Consultant's best knowledge and good faith belief, was in lawful possession of the information and was not subject to a duty to keep such information confidential.

                     iii. Disclosure of Confidential Information. In the event Consultant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Consultant shall, to the fullest extent possible, provide Interenergy with prompt prior written notice of such requirement so that Interenergy may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 7. In the event that such protective order or other remedy is not obtained, or that Interenergy waives compliance with the provisions hereof, Consultant agrees to furnish only that portion of the Confidential Information which, in accordance with the advice of counsel, is legally required or appropriate to be furnished.

                     iv. Return of Materials. Consultant agrees to return to Interenergy all materials containing or embodying in any manner any Confidential Information, in any medium or format whatsoever, which were obtained by Consultant during the time of his affiliation with Interenergy or during the term of this Consulting Agreement, upon the earlier to occur of a termination of this Consulting Agreement or a request therefor by Interenergy.

              b.     Covenant Not to Compete.

                     i. Prohibited Activities. Consultant covenants and agrees that at any time during the Covenant Term,

              Consultant shall not, either directly or indirectly, within the geographic area specified in Section 7(b)(ii) below, enter into or engage in any form or manner of competition with KNE (which term includes all affiliates and subsidiaries, including, without limitation, Interenergy) in its business as it is conducted as of the Effective Date, as such business is specified in Section 7(b)(ii). For the purposes of this Agreement, such prohibited competition shall include, without limitation:

                            A. acting as a principal, agent, salesperson, employee, officer, director, manager, consultant, partner, or independent contractor of another person, entity or enterprise which competes or could compete with KNE's business as it is constituted on the Effective Date. Nothing herein shall, however, be construed to prevent Consultant from working as an exploration geologist;

                            B. being the direct or indirect beneficial owner of any direct or indirect interest, of any kind or nature, in any business, however structured, which competes with KNE's business, whether as owner, participant or lender, other than ownership interest in not more than five percent (5%) of any class of outstanding securities of a publicly held company, provided all such securities are acquired through purchases on an open public market;

                            C. through the use or transmission to any other person, entity or enterprise of any Confidential Information, as defined in Section 7(a) hereof;

                            D.  through soliciting from any employee or
                     consultant of KNE, or supplying to any person, [confidential] information pertaining to any customer (which, for this Consulting Agreement shall mean all persons to which KNE sells goods or services or from which KNE buys goods or services, and all persons with which KNE has established strategic marketing, services or other alliances, and all customer prospects of KNE);

                            E. through interfering with the contractual relationship between KNE and any customer or customer prospect of KNE; and

                            F. through inducing or encouraging any individual to leave the employment of KNE and work for any other person, entity or enterprise which competes with KNE's business as it is constituted as of the Effective Time.

                      ii. KNE'S Business/Geographic Limit. The business of KNE (which includes KNE's affiliates including, without limitation, Interenergy) involves, for the purposes hereof, the gathering, processing, transportation, and/or marketing of natural gas and natural gas liquids in the states of Montana, Wyoming, Utah, Colorado, Kansas, Nebraska, South Dakota, North Dakota, Oklahoma, Texas and New Mexico. The prohibitions on Consultant's activities under this Section 7(b) shall apply solely to KNE's business as defined in this Section 7(b)(ii) and conducted on the Effective Date in these enumerated States.

       Section 8. Independent Contractor. Nothing contained in this Consulting Agreement shall be construed to create an employment relationship, agency, joint venture or partnership. Consultant is an independent contractor. Consultant is not, and shall not hold himself out as, an agent or representative of KNE or Interenergy. This Consulting Agreement does not create a fiduciary relationship between KNE or any of its affiliates including, without limitation, Interenergy on the one hand, and Consultant on the other hand.

       Section 9.    Extension of Promissory Note.

              a. As consideration for Consultant's executing this Consulting Agreement, and subject to KNE's receipt of an opinion of [Consultant's] counsel regarding the legality of such extension in the Merger context, Interenergy hereby agrees, on behalf of itself and on behalf of IRC:

                     i. to extend the maturity date of a promissory note evidencing indebtedness of Consultant to IRC, originally dated May 12, 1993, in the original principal amount of $530,000.00 (the "Note"), to May 1, 2001; and

                     ii. to such other amendments as are contained in the "Amended and Restated Promissory Note," attached hereto as Exhibit
              A. Interenergy further agrees, on its behalf and on behalf of IRC, that upon execution of the Amended and Restated Promissory Note, the Note shall be marked canceled and returned to Consultant, and shall be of no further force and effect.

              b. Repayment of the Amended and Restated Promissory Note shall be secured by a pledge of KNE Common Stock, as provided in the "Stock Pledge Agreement," attached hereto as Exhibit B.

              c. Default under, and early termination prior to the specified expiration of the Term of, this Consulting Agreement shall accelerate the maturity date of the Amended and Restated Promissory Note, which shall become due and payable on the date of such default or early termination.

       Section 10. Assignment and Succession. Consultant may not assign any of his rights or delegate any of his duties or obligations under this Consulting Agreement, except that Consultant may assign his rights hereunder to an entity controlled by Consultant. Interenergy may assign its rights, duties or obligations under this Consulting Agreement at its sole option. The rights and obligations of Interenergy under this Consulting Agreement shall inure to the benefit of and be binding upon its successors and assigns. The rights and obligations (if such assignment is permitted by Interenergy) of Consultant under this Consulting Agreement shall inure to his permitted successors and assigns.

       Section 11. Entire Agreement; Termination of Prior Agreement. This Consulting Agreement constitutes the entire agreement between Interenergy and Consultant with respect to the subject matter hereof. The parties may not modify this Consulting Agreement by oral agreements, promises or representations. The parties may modify this Consulting Agreement only by a written instrument signed by the parties. This Consulting Agreement supersedes the Employment Agreement, dated April 1, 1993, between Consultant and Interenergy (the "Employment Agreement") which shall, as of the Effective Date, be canceled and of no further force and effect. Notwithstanding the foregoing to the contrary, however, if Consultant shall have received payment pursuant to the Employment Agreement for any period of time after the Effective Date, Interenergy shall not be obligated to pay Consultant the consulting fee specified in Section 3(a)(i) hereof for any such period of time.

       Section 12. Counterparts. This Consulting Agreement may be executed in two or more counterparts, which may be delivered to the other party by facsimile, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

       Section 13. Governing Law. This Consulting Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the laws of the State of Colorado, without regard to principles regarding conflicts of laws.

       Section 14. Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed delivered and effective on the business day when delivered personally, by facsimile (with a confirmation copy sent by certified or registered U.S. mail or by express courier, in each case with return receipt requested), or by certified or registered U.S. mail or by express courier, in each case with return receipt requested, or on the next succeeding business day if the initial delivery is not made upon a business day, to the other party at the following address for such party (or at such other address as shall be specified by like notice):

              if to Consultant:
              Patrick R. McDonald
              29336 Targhee Lane
              Evergreen, CO  80439
              Telephone:  (303) 674-2701
              Facsimile:  (303) 674-2717

              If to Interenergy:
              c/o 370 Van Gordon St.
              Lakewood, CO  80228-8304
              Attn:  KNE Vice President Business Operations
                     Telephone:  (303) 914-______________
              Facsimile:  (303) ___________

       Section 15. Waivers. Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Consulting Agreement on the part of such other party hereto to be performed or complied with. No omission or delay by any party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof at any time designated, shall be or be deemed to constitute a waiver of any such right or remedy, nor shall it in any way affect the right to enforce such provisions thereafter. Each waiver granted by any party shall be strictly construed to apply only to the terms specifically addressed therein. No waiver by any party of any provision shall be or be deemed to constitute a continuing waiver applicable to any future performance obligation, unless specifically stated therein.

       Section 16. Section and Other Headings. The section and other headings contained in this Consulting Agreement are for reference purposes only and shall not be deemed to be a part of this Consulting Agreement or to control or affect the meaning or construction of any provision hereof.

       Section 17. Severability. If any provision of this Consulting Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid for any reason, including, but not limited to, (a) the duration or scope of the non-competition or confidentiality covenants, or (b) the geographic scope or the extent of the activities prohibited or required by those covenants, such provision shall be enforced and validated to the fullest extend permitted by law, and the court shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the enforceability or validity of remaining provisions.


       Section 18. Agreement Confidential. The parties each agree to keep this Consulting Agreement confidential and not to disclose the terms hereof to any person, including to employees of KNE, Interenergy and their respective affiliates, other than (a) such persons as have a need to know the contents of this Consulting Agreement in connection with the performance of their official responsibilities and (b) as required by any applicable law, including without limitation the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

       Section 19. Survival. The parties acknowledge that additional consideration has been given for Consultant's agreement to comply with the provisions of Sections 7(a) and 7(b) hereof. Accordingly, the provisions of Sections 7(a) and 7(b) shall survive for the periods described therein, and all remedies of Interenergy with respect thereto shall survive indefinitely the termination of this Agreement for any reason whatsoever. Breach by Consultant of Sections 7(a) or 7(b) shall relieve Interenergy of any obligation it might otherwise have to make any payments of such additional consideration, except for amounts owed to Consultant by KNE in accordance with the terms hereof prior to the date of such breach, but shall not relieve Consultant of any of his obligations under Sections 7(a) or 7(b).

       Section 20. Specific Performance, etc. Consultant acknowledges that the provisions of Sections 7(a) and 7(b) are essential to Interenergy and KNE, are required for the protection of the legitimate business interests of Interenergy and KNE, and that Interenergy would not enter into this Consulting Agreement and KNE would not consummate the Merger if this Consulting Agreement did not include Sections 7(a) and 7(b). Consultant acknowledges that there is no practical way for Interenergy or KNE to separate Confidential Information from non-Confidential Information. Consultant acknowledges that the provisions of Sections 7(a) and 7(b) are reasonable in terms of duration, scope, geography and types and limits of activities addressed. Furthermore, Consultant agrees that the harm sustained by Interenergy and KNE as a result of breach of Sections 7(a) or 7(b) cannot be adequately remedied solely by monetary damages. Consultant agrees that, notwithstanding any other provision of this Consulting Agreement, in addition to any other remedy Interenergy may have under this Agreement or at law, Interenergy shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Consulting Agreement, including, without limitation, any breach of any part of Sections 7(a) or 7(b). Consultant further agrees that if the Covenant Not to Compete contained in
Section 7(b) hereof is found by any court of competent jurisdiction to be overly-broad in extent, or as to the time period or to the geographic area designated, the parties agree that this covenant shall nevertheless be effective, but it shall be deemed to be amended or reformed to the extend determined by such court to be reasonable and enforceable to the greatest possible extent, and as so amended shall be fully enforced.

       Section 21.   Indemnification.

              a. Consultant hereby releases and agrees to indemnify, defend and hold harmless, Interenergy and each of its affiliates, agents, employees, officers, directors, professionals and representatives (collectively, "Company Group") from and against any and all damages, liabilities, losses, claims (other than claims for payments due for services rendered pursuant to this Agreement), actions, costs, expenses (including but not limited to reasonable attorney's fees whether in the enforcement of this indemnity provision or otherwise), fines, penalties and judgments, of every kind and character related to breach by Consultant of this Consulting Agreement, the gross negligence or willful misconduct of Consultant in performing the Services, whether arising from tort, contract, quasi-contract, statute or otherwise, except where caused by the gross negligence or willful misconduct of any member of the Company Group, and except where a matter giving rise to an indemnity claim results from action performed by Consultant at KNE's or Interenergy's direction or request in accordance with that direction or request.

              b. Interenergy releases and agrees to indemnify, defend and hold harmless Consultant from and against any and all damages, liabilities, losses, claims, actions, costs, expenses (including but not limited to reasonable attorney's fees whether in the enforcement of this indemnity agreement or otherwise), fines, penalties and judgments, of every kind and character related to Interenergy's breach of this Consulting Agreement and the obligations of Interenergy hereunder, whether arising from tort, contract, quasi-contract, statute or otherwise, except where caused by the gross negligence or willful misconduct of Consultant, and except as provided in Section 21(a).

              c. The provisions of this Section 21 shall survive the termination of this Agreement for the period permitted by applicable statute of limitations.

       Section 22.   Termination.

              a. Without Cause. This Consulting Agreement may be terminated without cause by the parties by a written instrument signed by both parties.

              b. Death or Permanent Disability. This Agreement shall terminate automatically upon Consultant's death or permanent disability. (Permanent disability shall mean a condition which has existed for six months or can be expected to last indefinitely and which prevents the continued performance of the Services by Consultant. Interenergy, acting in good faith and in accordance with its stated policy regarding disability, shall determine the existence of disability and, at Interenergy's expense, may have Consultant examined by and shall rely on advice room a qualified medical professional satisfactory to Interenergy in making the determination.)

              c. For Cause. This Consulting Agreement may be terminated for cause by Interenergy, five business days after Interenergy has provided notice to Consultant of its intention to terminate this Agreement, except as specifically provided in sub-sections (i) and (iv) below. The following shall constitute cause for the purposes hereof:

                      i. Breach by Consultant of Sections 7(a) or 7(b) hereof.
              Termination under this provision may be at any time and with no advance notice.

                     ii. Persistent failure or refusal by Consultant to
              perform the Services, or Consultant's performance of Services in a manner which does not meet a standard of reasonable competence.

                    iii. Willful misconduct, fraud, dishonesty or breach of
              trust by Consultant which is materially injurious to Interenergy or KNE.

                     iv. Conviction of Consultant of a felony.  Termination
              under this provision may be at any time and with no advance notice.

               d. Effect of Termination. Upon termination of this Consulting Agreement, Consultant shall not be entitled to receive any payments or benefits, except as expressly agreed to by Interenergy and except for payments owing prior to such termination. Following termination of this Consulting Agreement, Consultant shall have no rights, and expressly hereby waives all rights which he might otherwise have had under law or under this Agreement had it not been terminated, to recover all costs, charges, damages, payments or benefits of any sort from Interenergy, except for amounts owed to Consultant by Interenergy in accordance with the terms hereof prior to the date of such termination.

              IN WITNESS WHEREOF and intending to be legally bound hereby, the parties hereto have executed this Consulting Agreement as of the date first written above.



                                   -------------------------------------------
                                   PATRICK R. MCDONALD


                                   INTERENERGY CORPORATION

                                   By:
                                      ----------------------------------------
                                   Name:
                                        --------------------------------------
                                   Title:
                                         -------------------------------------

                                 SCHEDULE 3(b)
                    MEMBERSHIP FEES, DUES AND SUBSCRIPTIONS


       Subscriptions

       Wall Street Journal
       DTN Financial Exchange Service
       Gas Processor's Report
       Inside FERC
       Rocky Mountain Oil Journal

       Dues

       Colorado Oil and Gas Association
       Rocky Mountain Oil and Gas Association
       Independent Petroleum Association of Mountain States
       American Association of Petroleum Geologists

       Membership Fees

       Top of the Rockies Club (Petroleum Club of Denver)

                                  SCHEDULE 4.0
                             CONSULTANT PROPERTY


       Part I - Home Office

       1.     HP Vectra 500 Computer
       2.     HP Laserjet LL Printer
       3.     HP Laserfax
       4.     Xerox 5310 Copier


       Part II - Professional Office

       1.     HP Omnibook 2000 CT Laptop Computer
       2.     HP 320 LX Palmtop Computer
       3.     HP Laserjet 5si mx printer
       4.     HP Laserjet Series II printer
       5.     Canon 6650II copier
       6.     One (1) NEC computer, monitor and keyboard
       7.     Gentner Speakerphone
       8.     Motorola Startac portable cellular phone
       9.     Executive table desk
       10.    Executive pedestal desk
       11.    Executive credenza
       12.    Executive computer table
       13.    Executive bookcase
       14.    Executive file cabinet
       15.    Two (2) executive office chairs
       16.    Executive desk chair
       17.    Couch
       18.    Coffee table
       19.    Four (4) four-drawer file cabinets
       20.    Conference room table
       21.    Eight (8) conference chairs

                                   EXHIBIT A
                      AMENDED AND RESTATED PROMISSORY NOTE



       To Be Attached

                                   EXHIBIT B
                             STOCK PLEDGE AGREEMENT




       To Be Attached

                                   EXHIBIT C
                        AIRCRAFT STOCK PLEDGE AGREEMENT




       To Be Attached

                                   EXHIBIT D
                            AIRCRAFT PROMISSORY NOTE




        TO BE ATTACHED.